Filed Pursuant to Rule 424(b)(3)
Registration No. 333-166930

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC.
SUPPLEMENT NO. 1 DATED OCTOBER 6, 2011
TO THE PROSPECTUS DATED MAY 2, 2011

This prospectus supplement (this “Supplement No. 1”) is part of the prospectus of Lightstone Value Plus Real Estate Investment Trust, Inc. (the “Company”), dated May 2, 2011 (the “Prospectus”). This Supplement No. 1 supplements and modifies certain information contained in the Prospectus and should be read in conjunction with the Prospectus. Unless otherwise indicated, the information contained herein is current as of the date of this Supplement No. 1. This Supplement No. 1 will be delivered with the Prospectus.

The purpose of this Supplement No. 1 is to disclose the commencement by the Company of a tender offer of shares of its common stock.

Commencement of Tender Offer

The Company commenced a tender offer on October 3, 2011, pursuant to which it is offering to acquire up to 2,040,816 shares of its common stock (the “Shares”) from the holders (“Holders”) of the Shares at a purchase price equal to $9.80 per Share, in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in an offer to purchase and in the related letter of transmittal, as each may be supplemented or amended from time to time (which together constitute the “Offer”). The Offer will expire at 12:00 midnight, Eastern Standard Time, on December 1, 2011, or such other date to which this Offer may be extended.